Exhibit 8.1




                                  March 4, 1997



   Sykes Enterprises, Incorporated
   100 North Tampa Street, Suite 3900
   Tampa, Florida 33602

   Ladies and Gentlemen:

        We have been asked, as counsel to Sykes Enterprises, Incorporated, a Florida corporation ("SEi"), to express our opinion as to the federal income tax consequences to SEi, Info Systems of North Carolina, Inc., a North Carolina corporation ("ISI"), and the shareholders of ISI, resulting from the consummation of the merger of ISNC Acquisition Co., a North Carolina corporation and a wholly-owned subsidiary of SEi ("Newco"), with and into ISI (the "Merger") pursuant to the Merger Agreement dated as of January 10, 1997 (the "Agreement") among SEi, ISI and Newco.

        Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Agreement or in the officer's certificates dated March 4, 1997 delivered to us by SEi, Newco and ISI for purposes of this opinion letter (the "Officer's Certificates"). All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

        Pursuant to the Agreement, (i) ISI will become a wholly-owned subsidiary of SEi; (ii) each share of Newco Common Stock outstanding immediately prior to the Effective Time will be converted into a share of ISI Common Stock; (iii) each share of ISI Common Stock issued and outstanding immediately prior to the Effective Time (other than the Dissenting Shares), and all rights to payment of dividends declared with respect to such ISI Common Stock, will be converted into that number of shares of SEi Common Stock equal to the quotient arrived at by dividing
   (a) the quotient arrived at by dividing (I) Twenty-Three Million Dollars ($23,000,000) by (II) the lesser of the Average Closing Price or the Closing Price by (b) the aggregate number of issued and outstanding shares of ISI Common Stock as of the Effective Time; and (iv) the shareholders of ISI will receive cash in lieu of fractional interests in the SEi Common Stock to which they would otherwise be entitled.

        The foregoing factual summary, and our opinion as stated herein, are based upon and subject to (i) the Merger being effected in the manner described in the Agreement; (ii) the accuracy at all times through the Effective Time of the representations made to us by SEi, Newco and ISI in their respective Officer's Certificates; (iii) the accuracy at all times through the Effective Time of the representations made to us in documents identified on Schedule A attached hereto and incorporated herein by this reference; (iv) the accuracy and completeness of the statements concerning the Merger set forth in the Registration Statement on Form S-4 filed by SEi with the Securities and Exchange Commission on January 27, 1997, as amended to the date hereof, including the purposes of the parties for consummating the Merger; (v) the assumption that the shareholders of ISI Common Stock issued and outstanding immediately prior to the Effective Time will have no rights to payment of any declared but unpaid dividends at the Effective Time; and (vi) the accuracy at all times through the Effective Time, of the facts concerning the Merger that have come to our attention during our engagement.

        In issuing our opinion set forth below, we have referred solely to existing provisions of the Code, existing and proposed regulations/1 thereunder, and current administrative rulings and court decisions. Such laws, regulations, administrative rulings and court decisions are subject to change at any time. Any such change could affect the tax consequences of the Merger. In addition, to the extent the assumptions contained in the preceding paragraph, which are assumed to be true at all times through the Effective Time are determined not be true as of the Closing Date, we may be unable to render a similar opinion dated the Closing Date to satisfy the condition precedent to the Merger set forth in Section 9.11 of the Agreement.

   1/The Internal Revenue Service issued proposed regulations under Code
   Section 368 on December 20, 1996. These regulations are more liberal than existing law and provide that the continuity of interest requirement is satisfied if the acquiror (i.e., SEI furnishes a proprietary interest in the affairs of the acquiror (e.g., SEI Common Stock) and such consideration represents a substantial part of the value of the stock or properties transferred. Dispositions of stock of the acquiror (i.e., SEI) by former shareholders of the target company (i.e., ISI) are generally not taken into account in determining whether the continuity of the interest test has been satisfied. These regulations while indicative of the IRS's current position on the subject, will only be effective after they are published as final regulations in the Federal Register and, therefore, cannot yet be relied upon.

        Based upon the foregoing and subject to the limitations set forth herein, it is our opinion that for federal income tax purposes:

        (1) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and SEi and ISI will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

        (2)  no gain or loss will be recognized by SEi or ISI in the Merger;

        (3) no gain or loss will be recognized by the shareholders of ISI upon their receipt of SEi Common Stock in exchange for their ISI Common Stock, except that shareholders who receive cash proceeds from the sale of fractional interests in SEi Common Stock will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to their fractional share interest, and such gain or loss will constitute capital gain or loss if their ISI Common Stock is held as a capital asset at the Effective Time:

        (4) the aggregate tax basis of the shares of SEi Common Stock (including fractional share interests) received by each shareholder of ISI will be the same as the aggregate tax basis of such shareholder's ISI Common Stock exchanged therefore; and

        (5) the holding period of SEi Common Stock in the hands of each ISI shareholder will include the holding period of such shareholder's ISI Common Stock exchanged therefor, provided such ISI Common Stock is held as a capital asset at the Effective Time.

        This opinion does not address the various state, local or foreign tax consequences that may result from the Merger. In addition, no opinion is expressed as to any federal income tax consequence of the Merger except as specifically set forth herein and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

                                 Very truly yours,

                                 PARKER, POE, ADAMS & BERNSTEIN L.L.P.


                                 By:  /s/ Roy L. Smart, III

                                   SCHEDULE A


   I.

        __. Letter dated January 9, 1997 to Sykes Enterprises, Incorporated from William J. Gaughan.

        __. Letter dated January 9, 1997 to Sykes Enterprises, Incorporated from James J. Kenney.

        __. Letter dated January 9, 1997 to Sykes Enterprises, Incorporated from Edward C. Ruff.

        __. Letter dated January 9, 1997 to Sykes Enterprises, Incorporated from J. Alex McMillan.

        __. Letter dated January 9, 1997 to Sykes Enterprises, Incorporated from James L. Elder.

        __. Letter dated January 10, 1997 to Sykes Enterprises, Incorporated from Eustace T. Little.

        __. Letter dated January 10, 1997 to Sykes Enterprises, Incorporated from John P. Singleton.

        __. Letter dated January 9, 1997 to Sykes Enterprises, Incorporated from Karen H. Elms.

        __. Letter dated January 9, 1997 to Sykes Enterprises, Incorporated from Melba S. Tarlton.

        __. Letter dated January 9, 1997 to Sykes Enterprises, Incorporated from James A. Moncure II.

   II.

        __. Continuity of Interest Certificate dated March 3, 1997 given by Reba J. Folsom to Sykes Enterprises, Incorporated.

        __. Continuity of Interest Certificate dated March 3, 1997 given by Marty W. Trull to Sykes Enterprises, Incorporated.

        __. Continuity of Interest Certificate dated March 3, 1997 given by Terry M. Medlin to Sykes Enterprises, Incorporated.